                                                                   EXHIBIT 21



                     SUBSIDIARIES OF THE UNIMARK GROUP, INC.


1.       Unimark Foods, Inc., a Texas corporation

2.       Unimark International, Inc., a Texas corporation

3. Industrias Citricolas de Montemorelos, S.A. de C.V., a company organized under the laws of Mexico

4. Grupo Industrial Santa Engracia, S.A. de C.V., a company organized under the laws of Mexico

5.       Les Produits Deli-Bon Inc., a Canadian corporation

6.       Simply Fresh Fruit, Inc., a California corporation

7.       Agromark, S.A. de C.V., a company organized under the laws of Mexico

8.       Gisalamo, S.A. de C.V., a company organized under the laws of Mexico

9. Unimark Foods Europe Ltd., a company organized under the laws of the United Kingdom